Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-120701) pertaining to the Thomas Properties Group, Inc.
2004 Equity Incentive Plan and Non-employee Directors Restricted Stock Plan of Thomas Properties
Group, Inc.,
(2) Registration Statement (Form S-3 No. 333-180790) of Thomas Properties Group, Inc., and
(3) Registration Statement (Form S-3 No. 333-164013) of Thomas Properties Group, Inc.

of our report dated October 3, 2013, with respect to the combined statements of revenues and certain expenses of the Houston Portfolio (“the Houston Portfolio”) for the three years in the period ended December 31, 2012, included in this Current Report (Form 8-K) of Thomas Properties Group, Inc. dated October 3, 2013.

/s/ Ernst & Young LLP
Los Angeles, California
October 3, 2013